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                                [Sotheby's logo]


News Release
--------------------------------------------------------------------------------

                                                     Press Department:
                                                     Matthew Weigman
                                                     (212) 606-7176
                                                     Investor Relations:
                                                     Jennifer Park
                                                     (212) 894-1023


SOTHEBY'S HOLDINGS, INC. ANNOUNCES THIRD
QUARTER AND NINE MONTHS RESULTS

         o Third Quarter Auction and Related Revenues Increase 48% to $42.9 million

         o First Nine Months Auction and Related Revenues up 54% to $268.3 million

o Impressionist and Modern Art Auction Sales lead market with $232.0 million, our highest various owner sale total in fourteen years



November 9, 2004, New York -- Sotheby's Holdings, Inc. (NYSE: BID), the parent company of Sotheby's worldwide auction businesses, art-related financing and private sales activities, today announced results for the third quarter and nine months ended September 30, 2004.

For the quarter ended September 30, 2004, the Company's aggregate hammer price of property sold at auction, including buyer's premium ("Auction Sales"), was $194.3 million, a 66% increase from $116.8 million in the prior period, largely due to broad-based strong auction sales results, most especially the July Old Master Paintings sales in London. The Company reported auction and related revenues of $42.9 million for the third quarter of 2004, compared to $29.0 million in the corresponding period in 2003, an increase of




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48%, principally due to higher commission revenues from the improved summer sales results. For the third quarter of 2004, the Company's net loss was ($28.3) million or ($0.46) per diluted share. The Company's net loss from continuing operations for the third quarter of 2004 was ($28.3) million, or ($0.46) per diluted share, compared to a net loss from continuing operations of ($29.5) million, or ($0.48) per diluted share in the prior period, an improvement of $1.2 million. During the third quarter of 2004, the Company recorded pre-tax antitrust related special charges of $0.4 million. During the third quarter of 2003, the Company recorded pre-tax charges of $2.7 million, primarily due to employee retention costs and antitrust related special charges. Excluding these items, the Company would have recorded an adjusted net loss from continuing operations of ($28.0)* million, or ($0.45)* per diluted share and ($27.7)* million, or ($0.45)* per diluted share, in the third quarters of 2004 and 2003, respectively.

The third quarter is historically a period of minimal sales activity in the art auction market (typically less than 10% of total annual auction sales for Sotheby's) and, therefore, the Company traditionally reports a loss in the period.

For the first nine months of 2004, Auction Sales were $1,547.6 million, an increase of 72% from $897.8 million in the prior period, due to the strength of the art market experienced in Sotheby's salesrooms around the world. For the first nine months of 2004, net income was $50.5 million, or $0.81 per diluted share. Net income from continuing operations for the first nine months of 2004 was $26.2 million, or $0.42 per diluted share, compared to a net loss in the prior period of ($43.4) million, or ($0.70) per diluted share, an improvement of $69.6 million. This upturn was primarily due to a significant increase in auction commissions as well as the recognition of $45.0 million in license fee revenue related to a one-time non-refundable payment received for entering into a license agreement with Cendant Corporation in conjunction with the Company's sale of its domestic real estate brokerage business in February.

The Company recorded pre-tax charges of $2.1 million in the first nine months of 2004, largely attributable to antitrust related special charges which are run-off legal and administrative costs. In the first nine months of 2003, pre-tax charges were $15.8 million, primarily due to the Company's employee retention programs


---------------------------
* Non-GAAP financial measure.  See Appendix B.




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and net restructuring charges. Excluding these items and the Cendant license fee revenue and expense, the Company would have recorded an adjusted loss from continuing operations of ($0.7)* million, or ($0.1)* per diluted share, in the first nine months of 2004, as compared to an adjusted loss from continuing operations of ($33.2)* million, or ($0.54)* per diluted share, in the prior period, an improvement of $32.5 million.

"These are extremely strong results, which are continuing into the fourth quarter in many collecting categories, including Impressionist and Modern Art," said Bill Ruprecht, President and Chief Executive Officer of Sotheby's Holdings, Inc. Mr. Ruprecht continued: "They demonstrate that the art market is still experiencing the upward trend that began around this time last year."

Sotheby's currently expects the recovery in the international art market to continue and the Company is encouraged by the level of consignments for the remainder of the fall auction season, which include a number of outstanding single-owner sales. However, it is unlikely that Auction segment results for the first half of 2005 will be at the level achieved in the first half of 2004, which included the landmark private sale of the Forbes Collection of Faberge and the sale of the world's most expensive painting, Pablo Picasso's Garcon a la Pipe, which sold for $104.2 million.

Third and Fourth Quarter Sales

The highlight of the third quarter was the exceptional Old Master Paintings sales in London which brought $55.1 million, significantly above its pre-sale high estimate of $38.1 million** and 51% above the prior year result of $36.6 million**. A major contribution to the success of that auction was Johannes Vermeer's Young Woman Seated at the Virginals, the first Vermeer to come to auction since 1921. The painting sold for $30 million, a price well in excess of its pre-sale estimate of $5.4 million**.

Last week in New York, Sotheby's held its fall series of Impressionist and Modern Art sales. The sales led the market with a total of $232.0 million, with the evening sale bringing the highest various owner sales total for Sotheby's in fourteen years. Three lots were sold for over $20 million, with one of them, a masterpiece by Gauguin, bringing almost $40 million. Twenty eight lots were sold above $1 million and six auction




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records were broken for works by Paul Gauguin, Amedeo Modigliani, Piet Mondrian,
Henry Moore, Chaim Soutine and Barbara Hepworth.

In Hong Kong, Sotheby's fall sales brought $75.8 million, well above last year's total of $44.9 million and the best results in Sotheby's 30-year history in Hong Kong. A highlight of the Magnificent Jewels auction was the sale of an 88.88 carat emerald-cut white diamond for $6.1 million, above its low estimate of $5.4 million**, a record for western jewelry sold in Asia. Another record was set during the Chinese Ceramics sale for a vase from the period of Emperor Qianlong which sold for $5.3 million, above its estimate of $3.9/$5.1 million**, a world auction record for Qing Dynasty porcelain.

Single owner sales have also performed extremely well thus far this quarter. Several auctions took place in October in New York: The Americana Collection of Mr. and Mrs. Walter M. Jeffords, which spanned many eras of American history from pre-Revolutionary silver to 18th and 19th Century, brought $18.2 million against an estimate of $16/$24 million**.

The fourth and final sale of masterpieces from the Time Museum achieved $18.2 million, about double its pre-sale estimate of $8/$10 million** for the sale of 1,250 of the finest time-finding and time-keeping devices in the world, bringing the total from the four Time Museum sales to $58.6 million.

The Collection of Mrs. Marella Agnelli, widow of Giovanni Agnelli, Chairman of Fiat, included important French and Russian Furniture, Works of Art and Porcelain. It totaled $14.2 million, well above its pre-sale estimate of $7/$11 million**.

In London, the contents of the Pharmacy restaurant in Notting Hill brought outstanding results. All 140 lots of Contemporary paintings, wall-mounted medicine cabinets and Contemporary furniture and tableware by artist Damien Hirst were sold, totaling $20.0 million, well above the pre-sale estimate of $5.4 million**.

Upcoming Sales


---------------------------
** Estimates do not include buyer's premium.



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Our New York Contemporary sales will take place this evening and tomorrow, with tonight's pre-sale estimate between $79.8 million and $106.6 million**. Highlights include works by Mark Rothko, Willem de Kooning, Jasper Johns, Andy Warhol, Louise Bourgeois, Gerhard Richter, Jean-Michel Basquiat and Jeff Koons.

On December 1st in New York, Sotheby's will hold its various owner American paintings sale which will include property from the Cigna Museum and Art Collection as well as American paintings from the Collection of Pierre Berge from his pied-a-terre at the Pierre Hotel in New York. The total sale is estimated to achieve $55.7/$82.2 million**.

Included in the various owner American Painting sale is property from the exceptional American art collection of Mr. and Mrs. Daniel Fraad. These 79 lots are estimated between $31.8 million and $47.8 million** and is the most valuable collection of American art ever brought to auction. It includes works by John Singer Sargent, George Bellows, Maurice Prendergast, Everett Shinn and Winslow Homer. The highlight of the collection is John Singer Sargent's Group with Parasols (a Siesta) (estimated at $9/$12 million**), a breathtaking work that was inspired by his travels in the Alpine region in the early 1900s.

In Geneva on November 17th, Sotheby's is holding its Magnificent Jewels sale, which includes property from the collection of Maria Callas. The 377 lots have a pre-sale estimate of $24.5/$30.1 million** and include jewels designed by the world's leading jewelry houses such as Harry Winston, Bulgari, Boucheron, Cartier and Van Cleef & Arpels.

In London, the current strength of the Russian market is set to be further demonstrated in a series of sales of Russian works of art. The Russian sale on December 1st is estimated to realize between $15.2 - $21.1 million** and includes the largest range of Russian works of art ever offered in a single sale at Sotheby's. Two days later in London, Sotheby's will hold an historic sale of wines from the Russian Imperial Cellars. Sales of wines from the cellars of the Tsars are an extremely rare event and this sale is expected to achieve $835,000 to $1.3 million**.




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On December 8th and 9th in London, Sotheby's will hold its winter sale of Old
Master Paintings which includes what is widely considered to be the finest work by Pieter Brueghel the Younger still in private hands. The work, Kermesse of St. George, is estimated at $4.6/$6.5 million**, with the total sales expected to bring $22.3/33.4 million**.

On December 2nd in New York, Sotheby's and SportsCards Plus will hold the auction of Important Baseball Memorabilia. The undisputed highlight of the sale is Babe Ruth's baseball bat that he used to score the first home run in the new Yankee Stadium in April 1923. The bat is expected to bring in excess of $1 million**.

Also on December 2nd in New York, Sotheby's will offer the O'Fallon Collection of American Indian Portraits by George Caitlin, arguably the most significant pictorial historian of the American West. The sale of 28 portraits of North American Indians and three paintings of buffalo is being consigned by the Field Museum of Natural History and is estimated to bring $9/$15 million**.



                         About Sotheby's Holdings, Inc.

Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide auction businesses, art-related financing and private sales activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby's Holdings, Inc. is listed on the New York Stock Exchange under the symbol BID


                           Forward-looking Statements

This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.


                                      # # #

Financial Tables Follow



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All Sotheby's Press Releases and SEC filings are available on our web site at
www.sothebys.com

Sotheby's Holdings, Inc.'s earnings conference call will take place on Tuesday, November 9, 2004, at 9:00 AM EST. Domestic callers should dial: 800-240-4186 and international callers should dial: 303-262-2211. The call reservation number is 11013878. Conference replay after the call is available from November 9th to November 23rd at 800-405-2236 or 303-590-3000. Enter passcode 11013878#.

To listen to the conference call via web cast, please go to www.actioncast.acttel.com and enter the passcode 25595 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins at 9:00 AM on November 9th. The web cast will be available for replay for two weeks after the call.




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                                                                      APPENDIX A

               SOTHEBY'S HOLDINGS, INC.
            CONSOLIDATED INCOME STATEMENTS
                     (UNAUDITED)
    (Thousands of dollars, except per share data)

                                                              Three Months Ended                    Nine Months Ended
                                                         September 30,   September 30,      September 30,        September 30,
                                                              2004           2003                2004                 2003
                                                              ----           ----                ----                 ----
Revenues:
Auction and related revenues                                $42,866         $29,006          $268,305             $174,719
License fee revenue                                               -               -            45,000                    -
Other revenues                                                1,724           1,553             5,990                6,704
                                                           --------        --------           -------              -------
Total revenues                                               44,590          30,559           319,295              181,423
                                                           --------        --------           -------              -------

Expenses:
Direct costs of services                                      6,615           4,810            32,731               26,252
Salaries and related costs                                   37,125          30,863           125,715               99,945
General and administrative expenses                          28,562          22,856            77,580               66,361
Depreciation and amortization expense                         6,042           6,309            17,534               18,818
Retention costs                                                   -           1,807               285                8,150
Net restructuring charges                                         -            (308)              146                5,033
Special charges                                                 368           1,195             1,652                2,571
                                                           --------        --------           -------              -------
Total expenses                                               78,712          67,532           255,643              227,130
                                                           --------        --------           -------              -------

Operating (loss) income                                     (34,122)        (36,973)           63,652              (45,707)

Interest income                                                 555             356             1,657                1,984
Interest expense                                             (8,494)         (8,986)          (25,299)             (24,007)
Other (expense) income                                          (49)            225               339                  614
                                                           --------        --------           -------              -------

(Loss) income from continuing operations before taxes       (42,110)        (45,378)           40,349              (67,116)
Income tax (benefit) expense                                (13,834)        (15,900)           14,122              (23,727)
                                                           --------        --------           -------              -------
(Loss) income from continuing operations                    (28,276)        (29,478)           26,227              (43,389)
                                                           --------        --------           -------              -------

Discontinued operations:
(Loss) income from discontinued operations before taxes        (480)          3,810            38,662                5,208
Income tax (benefit) expense                                    (80)          1,767            14,368                2,678
                                                           --------        --------           -------              -------
(Loss) income from discontinued operations                     (400)          2,043            24,294                2,530
                                                           --------        --------           -------              -------

Net (loss) income                                          ($28,676)       ($27,435)          $50,521             ($40,859)
                                                           ========        ========           =======              =======

Basic (loss) earnings per share:
(Loss) earnings from continuing operations                   ($0.46)         ($0.48)            $0.42               ($0.70)
(Loss) earnings from discontinued operations                  (0.01)           0.03              0.39                 0.04
                                                           --------        --------           -------              -------
Basic (loss) earnings per share                              ($0.46)         ($0.45)            $0.82               ($0.66)
                                                           ========        ========           =======              =======

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations                   ($0.46)         ($0.48)            $0.42               ($0.70)
(Loss) earnings from discontinued operations                  (0.01)           0.03              0.39                 0.04
                                                           --------        --------           -------              -------
Diluted (loss) earnings per share                            ($0.46)         ($0.45)            $0.81               ($0.66)
                                                           ========        ========           =======              =======

Weighted average shares outstanding (in thousands):
Basic                                                        61,941          61,643            61,734               61,577
Diluted                                                      61,941          61,643            62,432               61,577




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                                                                      APPENDIX B

                               SOTHEBY'S HOLDINGS, INC.
                        GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:

                                                                            Three Months Ended       Nine Months Ended
                                                                                 September 30,          September 30,
                                                                          -----------------------  ----------------------
                                                                               2004        2003       2004       2003
                                                                          ------------  ---------  ---------   ----------
                                                                          (Thousands of dollars, except per share data)

-----------------------------------------------------------------------------------------------------------------------
GAAP (Loss) Income from Continuing Operations                              ($28,276)    ($29,478)   $26,227   ($43,389)

Adjustments, net of tax effects (a):
-------------------------------
Retention costs (b)                                                               -        1,175        185      5,269
Net restructuring charges (c)                                                     -         (200)        95      3,254
Special charges (d)                                                             247          777      1,074      1,662
                                                                           --------     --------    -------   --------

Adjusted (Loss) Income from Continuing Operations                          ($28,029)    ($27,726)   $27,581   ($33,204)
                                                                           ========     ========    =======   ========

----------------------------------------------------------------------------------------------------------------------
GAAP (Loss) Earnings Per Diluted Share from Continuing Operations            ($0.46)      ($0.48)     $0.42     ($0.70)

Adjustments, net of tax effects (a):
-------------------------------
Retention costs (b)                                                            0.00         0.02       0.00       0.09
Net restructuring charges (c)                                                  0.00        (0.00)      0.00       0.05
Special charges (d)                                                            0.00         0.01       0.02       0.03
                                                                           --------     --------    -------   --------

Adjusted (Loss) Earnings Per Diluted Share from Continuing Operations        ($0.45)      ($0.45)     $0.44     ($0.54)
                                                                           ========     ========    =======   ========

----------------------------------------------------------------------------------------------------------------------
GAAP (Loss) Income from Continuing Operations                              ($28,276)    ($29,478)   $26,227   ($43,389)

Adjustments, net of tax effects (a):
-------------------------------
License fee revenue (e)                                                           -            -    (29,700)         -
License fee expenses (e)                                                          -            -      1,424          -
Retention costs (b)                                                               -        1,175        185      5,269
Net restructuring charges (c)                                                     -         (200)        95      3,254
Special charges (d)                                                             247          777      1,074      1,662
                                                                           --------     --------    -------   --------

Adjusted (Loss) Income from Continuing Operations                          ($28,029)    ($27,726)     ($695)  ($33,204)
                                                                           ========     ========    =======   ========

----------------------------------------------------------------------------------------------------------------------
GAAP (Loss) Earnings Per Diluted Share from Continuing Operations            ($0.46)      ($0.48)     $0.42     ($0.70)

Adjustments, net of tax effects (a):
-------------------------------
License fee revenue (e)                                                        0.00         0.00      (0.48)      0.00
License fee expenses (e)                                                       0.00         0.00       0.02       0.00
Retention costs (b)                                                            0.00         0.02       0.00       0.09
Net restructuring charges (c)                                                  0.00        (0.00)      0.00       0.05
Special charges (d)                                                            0.00         0.01       0.02       0.03
                                                                           --------     --------    -------   --------

Adjusted (Loss) Earnings Per Diluted Share from Continuing Operations        ($0.45)      ($0.45)    ($0.01)    ($0.54)
                                                                           ========     ========    =======   ========
----------------------------------------------------------------------------------------------------------------------

(a) The effective tax rate related to continuing operations for the three and nine months ended September 30, 2004 was approximately 33% and 35%, respectively. For the three and nine months ended September 30, 2003, the effective tax rate related to continuing operations was approximately 35%.

(b) Consists of costs related to the Company's employee retention programs.

(c) Consists of net credits or charges related to the Company's restructuring plans.

(d) Consists of net charges related to the investigation by the Antitrust Division of the United States Department of Justice, other governmental investigations and the related civil antitrust litigation.

(e) Represents the revenue and associated expenses relating to the license agreement entered into in conjunction with the sale of the Company's domestic real estate brokerage business.